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                                                                    EXHIBIT 99.1

PRODUCTION CUTS TO IMPACT LEAR'S EARNINGS BY $.13 PER SHARE

SOUTHFIELD, Mich., June 4, 2001 -- Lear Corporation (NYSE: LEA) today reported the anticipated impact on the company's earnings of the recently announced Ford Explorer and Ranger production cuts.

The 60,000-unit Explorer and Ranger production cuts announced by Ford are expected to reduce Lear's 2001 earnings per share by approximately $.13. To date, Ford has scheduled approximately 32,000 units of Explorer and Ranger production cuts in Lear's second quarter. Lear had announced anticipated second-quarter earnings per share of $.75-$.85 when it released results for its first quarter of 2001.

Lear Corporation, a Fortune 150 Company headquartered in Southfield, Mich., USA, focuses on automotive interiors and electronics and is the world's fifth-largest automotive supplier. Sales in 2000 were $14.1 billion. The Company's world-class products are designed, engineered and manufactured by over 100,000 employees in more than 300 facilities located in 32 countries. Information about Lear and its products is available on the Internet at www.lear.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Lear operates, fluctuations in the production of vehicles for which the Company is a supplier, our success in achieving cost reductions that offset or exceed customer selling price reductions, labor disputes involving the Company or its significant customers, risks associated with conducting business in foreign countries, increases in product warranty costs, raw material shortages and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made as of the date hereof and Lear does not assume any obligation to update them.